EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC on February 5, 2009 (the “Registration Statement”) of our report dated February 3, 2009 relating to the consolidated balance sheet of Hammond Consultant Associates, Inc. (the “Company”), as of September 30, 2008, and the related consolidated income statement, stockholders’ equity, and cash flows for the period from inception (January 22, 2008) to September 30, 2008, which is a part of such Registration Statement. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Bernstein & Pinchuk LLP

New York, NY

February 5, 2009